Exhibit 10.120

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF TEXAS	§
KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF RUSK	§

This Assignment, Bill of Sale and Conveyance (this “Assignment”) is executed and delivered by MAXIMA ENERGY CORPORATION and RODNEY LEE WILLIAMS, whose address is P.O. Box 531, Kilgore, Texas 75662 (“Assignor”), to ANDY MORRISON, whose mailing addresses are P.O. Box 421, Selman City, Texas 75689 (“Assignee”, whether one or more).

Assignor, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged and confessed, does by these presents, but subject to the exceptions, reservations and limitations herein set forth, grant, bargain, sell, convey, assign, transfer, set over and deliver unto Assignee all of the undivided interest of Assignor in and to the assets and properties set forth in Exhibit “A” attached hereto (the “Properties”), other than the Excluded Assets (as hereinafter defined), including the following, to-wit:

A. Oil and Gas Properties. The oil, gas and mineral leases and other operating rights and interests described in Exhibit “a: (the “Leases”) insofar as they cover the lands (the “Lands”) described or referenced in the Leases or Exhibit “A”, together with all of Assignor’s undivided interests in (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or united acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles and interests of Assignor granting Assignor, the right to obtain, or otherwise earn interests within the Lands no matter how earned, (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing, and (v) any and all mineral fee interests, mineral servitudes, royalty interests, overriding royalty interests, production payments, net profits interests and all other interests of every kind and character in and to the Leases and the Lands (the “Oil and Gas Properties”).

B. Wells. All oil, condensate or natural gas wells located on the Oil and Gas Properties, whether producing, operating, shut-in, temporarily abandoned, abandoned, standing or otherwise, including, without limitation, the wells listed on Exhibit “A”.

C. Severed Substances. All severed crude oil, natural gas, cashinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and either (a) in storage tanks on the Effective Date, or (b) sold on or after the Effective Date (the “Substances”).